                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 dated October 19, 1999 and related Prospectus of MSC.Software Corporation for the registration of $3,236,012 aggregate principal amount of subordinated promissory notes due 2001, and $11,000,000 aggregate principal amount of subordinated promissory notes due 2009, and to the incorporation by reference therein of our report dated March 18, 1999, with respect to the consolidated financial statements of MSC.Software Corporation (formerly The MacNeal-Schwendler Corporation) included in its Transition Report on Form 10-K for the transition period from January 1, 1998 to December 31, 1998, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
October 14, 1999